LEWIS FAMILY GROUP FUND LP
c/o The Schwarz Firm PLLC
954 Lexington Ave, Suite 261
New York, New York 10021

September 21, 2016

Roy Wayne Erwin

President and Chief Executive Officer

Oncologix Tech, Inc.

Amian Angels, Inc.

Esteemcare Inc.

1604 West Pinhook Rd. #200

Lafayette, Louisiana 70508

Re: Modification of Maturity Date Set Forth in Secured Convertible Promissory Note Dated as of May 26, 2016

Dear Mr. Erwin:

You have requested a 30 day extension of the Maturity Date of September 26, 2015 for Oncologix Tech, Inc. and subsidiaries (the “Borrower”) for the timely loan payoff of the May 26, 2016 Secured Convertible Promissory Note (‘Note II”) in the principal amount of $140,000.00, plus applicable interest, to the Lewis Family Group Fund LP (the “Lender”). Please be advised that paragraph 3(e) provides for a fifteen (15) calendar day extension of the Maturity Date upon the payment to Lender of $5,000.00, or at the option of Lender, exercised in its sole discretion, upon an increase in the principal of Note II by the same amount. Nevertheless, Lender agrees to grant Borrower a 30 day extension of the Maturity Date through and including October 26, 2016 provided that Borrower agrees to (i) timely payment of the monthly pre-maturity interest due on September 26, 2016 and to (ii) an increase in the total principal amount due of Note II by $5,000.00, or $145,000, on October 26, 2016. Borrower also agrees that par. 3 of the Affidavit of Confession of Judgment sworn to by me on its behalf shall include the $5,000.00 increase in the total principal amount due under Note II pursuant to the modification terms hereof.

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Except for the above modified terms, all other terms of Note II shall remain in full force and effect. This Modification Agreement may be executed electronically or by facsimile, and shall be considered original for all purposes.

Very truly yours,

AGREED TO and ACCEPTED:

ONCOLOGIX TECH, INC.
AMIAN ANGELS, INC.
ESTEEMCARE INC.

By:	/s/ Roy Wayne Erwin
Name:	Roy Wayne Erwin
Title:	President and Chief Executive Officer of each Borrower
Date signed: September __, 2016

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